Claritev Appoints Ben Letham to its Board of Directors

Board gains deep technology and innovation expertise to support Claritev’s tech-driven growth strategy

McLean, VA — September 15, 2026 — Claritev Corporation (“Claritev” or the “Company”) (NYSE: CTEV), a technology, data, and insights company, today announced that its Board of Directors (“Board”) has appointed Ben Letham as a director, effective September 14, 2026, to fill a vacancy on the Board. Letham’s extensive experience in artificial intelligence (AI) will enhance the Board’s depth of expertise and support the Company’s long-term strategic objectives.

Letham is a leader in AI and optimization systems, with particular depth in large-scale digital experimentation and applied data analysis. He has co-authored more than 30 research papers, primarily on Applied AI for core business problems. He currently serves as a research scientist at Meta (Nasdaq: META), leading broad, cross-company research that leverages technical and scientific work to transform how teams operate. His seminal work includes co-creating Prophet, an open-source forecasting tool built around the principle of empowering non-experts to gain reliable insights from their data.

As Claritev deploys more AI across its solutions to support clients and address complex business challenges, Letham’s combination of research rigor and practical tool-building will bring valuable perspective to the Company’s innovation and development initiatives. Letham began his career as a research assistant at Massachusetts General Hospital and received his Ph.D. in Operations Research from MIT, with a focus on interpretable models for decision-making.

“Claritev is fortunate to add a visionary of Ben’s stature to our Board,” said Travis Dalton, CEO and President of Claritev. “Over the past two years, we have transformed our leadership, Board, and solution strategy to position Claritev for its next phase of growth. Ben brings world-class expertise in AI and innovation, grounded in real-world experience, and embodies the values that define our company. His appointment reflects our continued evolution as an innovative, AI-forward company focused on solving real challenges for healthcare consumers.”

"Claritev sits at an important place in healthcare, between payers, providers, employers, and governments, all of whom are working to improve the experience for patients. Doing that well means handling petabyte-scale data, pulling out actionable insights, and putting them into real-world practice. That is the problem I have worked on for most of my career. I am excited to bring my early work in the medical field together with my experience building AI systems at scale," said Letham. "The Board and management team at Claritev are an incredibly talented group, and I look forward to working with them to help Claritev expand the frontier of responsible AI in healthcare, do more for its clients, and improve the healthcare experience for everyone."

Michael Kim, Chief Digital Officer of Claritev, added, “Ben is a visionary AI scientist and I am excited to work with such a deep AI thinker. It is a unique opportunity for a company to add a Board member who is actively operating at the forefront of innovation that will help define our industry for years to come. His addition to our Board will bring a critical perspective as we build and enhance our AI-led products and capabilities, while guiding our enterprise AI transformation.”

About Claritev

Claritev is a healthcare technology, data, and insights company focused on delivering affordability, transparency, and quality across the U.S. healthcare system. Led by deeply experienced associates, data scientists, and innovators, Claritev provides technology-enabled solutions fueled by decades of claims expertise. The company leverages advanced analytics and AI to power a robust enterprise platform that delivers clear, actionable insights to support affordability, price transparency, and optimized network and benefits design. By supporting key stakeholders — including payers, employers, patients, providers, and third parties — Claritev is dedicated to making healthcare more accessible and affordable for all.

Claritev serves more than 750 healthcare payers, over 100,000 employers, 60 million consumers, and 1.4 million contracted providers. For more information, visit claritev.com.
Investor Relations Contacts
Todd Friedman
Head of Investor Relations and Strategic Communications
Claritev
investor@claritev.com

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VP, Brand Marketing
Claritev
press@claritev.com

SOURCE: Claritev Corporation